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                                                                      EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Kemper Investors Life Insurance Company and
Contract Owners of KILICO Individual and Group Flexible Premium Variable, Market Value Adjusted and Fixed Deferred Annuity Contracts

We hereby consent to the use in this Registration Statement on Form S-1 (File No. 333-61204) of our report dated March 23, 2001 relating to the consolidated financial statements and financial statement schedules of Kemper Investors Life Insurance Company and of our report dated February 20, 2001 relating to the combined financial statements of Kemper Investors Life Insurance Company's KILICO Variable Annuity Separate Account, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois
November 8, 2001